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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                 SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

      Address of Principal Business Office (No. & Street, State, Zip Code):

                    100 PARK AVENUE, NEW YORK, NEW YORK 10017

                     Telephone Number (including area code):

                                 (212) 850-1864

                Name and Address of agent for service of process:

                   THE CORPORATION TRUST COMPANY INCORPORATED
                             300 EAST LOMBARD STREET
                            BALTIMORE, MARYLAND 21202

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                                   [X] Yes          [_] No

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 3rd day of June, 2003.

                                             SELIGMAN LASALLE REAL ESTATE FUND
                                               SERIES, INC.

                                               BY: /s/ Brian T. Zino
                                                  ---------------------------
                                                  Name:  Brian T. Zino
                                                  Title:  Director and President

Attest: /s/ Lawrence P. Vogel
        -----------------------------------
        Name:  Lawrence P. Vogel
        Title: Vice President and Treasurer